Exhibit 99.1

FOR IMMEDIATE RELEASE

Nu Skin Appoints Chayce Clark as COO

Clark to expand on his responsibilities as chief legal officer to oversee company operational functions and revenue performance

PROVO, Utah — March 9, 2026 — Nu Skin Enterprises Inc. (NYSE:NUS) today announced the appointment of Chayce Clark as chief operating officer effective immediately. Clark will be responsible for leading the company’s revenue performance and end-to-end operational execution across the business in addition to maintaining his role as the company’s chief legal officer.

“Chayce has been a valuable part of our executive team and an important voice in our efforts to become the world’s leading intelligent beauty and wellness leadership opportunity platform,” said Ryan Napierski, president and CEO. “We are expanding his responsibilities to establish a more dedicated role to maximize the work of our global operational teams. Our goal is to build a more integrated global organization where our teams are empowered by greater clarity, supported by disciplined execution and aligned around measurable outcomes.”

In this role, Chayce will oversee the global sales channel, product innovation, technology platforms, global programs, brand initiatives and legal services as part of a global operations team. This team will work together to drive greater collaboration, alignment and efficiencies across the nearly 50 markets in which Nu Skin operates.

“We have strong growth opportunities ahead of us at Nu Skin with the rollout of our Prysm iO intelligent wellness platform and our expansion into India as part of our emerging market strategy,” said Clark, executive vice president, COO and CLO. “We can maximize these opportunities by building greater global alignment around our products, technology and go-to-market plans to sharpen our execution of our enterprise strategies.”

Clark joined Nu Skin in 2015 as assistant general counsel and later served as vice president and deputy general counsel before beginning his role as general counsel. Prior to Nu Skin, Clark was a litigation attorney in private practice in Salt Lake City. He received a bachelor’s degree from Southern Utah University and a J.D. degree from the University of Utah.

About Nu Skin
Nu Skin Enterprises Inc. (NYSE: NUS) is an intelligent beauty and wellness company, powered by a dynamic affiliate opportunity platform, which operates in nearly 50 markets worldwide. Backed by more than 40 years of scientific research, the company’s products help people look, feel and live their best with our newly introduced Prysm iO intelligent wellness platform, an award-winning line of beauty device systems and trusted brands in personal care and wellness products. Rhyz is the strategic investment arm of Nu Skin Enterprises, formed in 2018 consisting of synergistic consumer, technology and manufacturing companies focused on innovation within the beauty, wellness and lifestyle categories.

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Contact
Media: media@nuskin.com, (801) 345-6397
Investors: investorrelations@nuskin.com, (801) 345-3577